EXHIBIT (23)(c)

CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this registration statement on Form S-4 of our report dated January 27, 1997, on our audit of the consolidated financial statements and financial statement schedules of The Hartford Steam Boiler Inspection and Insurance Company. We also consent to the reference to us under the heading "Proposal to Approve Share Exchange--Experts".

/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.

Hartford, Connecticut
May 8, 1997